Filed Pursuant to Rule 424(b)(2)
Registration No. 333-260663

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Debt Securities	$500,000,000	$46,350

Pricing Supplement Dated June 6, 2022
(To Prospectus dated November 1, 2021 and
Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q - Fixed Rate

CUSIP # 69371RR81

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ MUFG Securities Americas Inc.

☒ BofA Securities, Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Mizuho Securities USA LLC

☒ RBC Capital Markets, LLC

☐ SMBC Nikko Securities America, Inc.

☒ TD Securities (USA) LLC

☒ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

ANZ Securities, Inc.

Scotia Capital (USA) Inc.

acting as ☒ principal ☐ agent

at:	☐ varying prices related to prevailing market prices at the time of resale

☒   a fixed initial public offering price of 99.977% of the Principal Amount.

Principal Amount: $500,000,000	Original Issue Date: June 13, 2022 (T+5)

Agent’s Discount or Commission: 0.150%	Final Maturity Date: June 13, 2024

Net Proceeds to Company: $499,135,000	Interest Payment Dates: Semi-annually on each June 13 and December 13, commencing December 13, 2022 Record Dates: May 30 and November 29 preceding the applicable Interest Payment Date

Interest Rate: 3.150% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form:   ☒     Book-Entry   ☐    Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about June 13, 2022.

Plan of Distribution:

Name	Title	Principal Amount of Notes
BofA Securities, Inc.	Bookrunner	$100,000,000
RBC Capital Markets, LLC	Bookrunner	$100.000,000
TD Securities (USA) LLC	Bookrunner	$100,000,000
U.S. Bancorp Investments, Inc.	Bookrunner	$100,000,000
ANZ Securities, Inc.	Co-Manager	$50,000,000
Scotia Capital (USA) Inc.	Co-Manager	$50,000,000

Total		$500,000,000

Other Provisions:

N/A